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January 10, 2011

Radnet Management, Inc.
1519 Cotner Avenue
Los Angeles, CA 90025

Re:           Radnet Management, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to RadNet Management, Inc., a Delaware corporation (the “Company”), and its wholly owned indirect subsidiary eRad, Inc., a Pennsylvania corporation (“eRad”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the other registrants named therein (the “Guarantors”), including eRad, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance by the Company of $200,000,000 aggregate principal amount of 10⅜% Senior Notes due 2018 (the “Exchange Notes”) and the proposed issuance by the Guarantors of guarantees (each, an “Exchange Guarantee”) with respect to the Exchange Notes.  The Exchange Notes and the Exchange Guarantees are to be issued under an indenture dated as of April 6, 2010 (the “Indenture”) by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), and certain supplemental indentures by and between the Trustee and certain Guarantors (the “Supplemental Indentures”), including the supplemental indenture dated as of January 10, 2011, by and between eRad and the Trustee (the “eRad Supplemental Indenture”).  As contemplated by a registration rights agreement, dated April 6, 2010, among the Company, the Guarantors, Deutsche Bank Securities Inc. and Barclays Capital Inc., as representatives of the initial purchasers., the Exchange Notes and the Exchange Guarantees are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s outstanding 10⅜% Senior Notes due 2018 (the “Notes”) issued on April 6, 2010 pursuant to Rule 144A and Regulation S under the Securities Act.

In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following documents:

(a)	the Registration Statement;

(b)	the Indenture;

(c)	the eRad Supplemental Indenture;

(d)	the form of the Exchange Notes to be delivered by the Company; and

(e)	the form of the notation of guarantee to be delivered by eRad (the “Notation of Guarantee”).

U.S.  Austin  Boston  Charlotte  Harrisburg  Hartford  New York  Newport Beach  Palo Alto  Philadelphia  Princeton
San Francisco  Washington DC    EUROPE  Brussels  London  Luxembourg  Munich  Paris

Radnet Management, Inc. January 10, 2011 Page 2

In our capacity as special Pennsylvania counsel, we also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  In making such examination and rendering the opinion below, we have assumed (i) that all natural persons have the legal capacity to enter into and perform their obligations under the Indenture, the eRad Supplemental Indenture, the Exchange Notes and the Exchange Guarantees (collectively, the “Transaction Documents”), (ii) that the parties (other than eRad) thereto have the power and authority to enter into and perform all obligations under the Transaction Documents, (iii) that the Transaction Documents have been duly authorized, executed and delivered by the parties thereto (except the authorization of the Exchange Guarantee to be issued by eRad) and (iv) the validity and enforceability of the Transaction Documents against each of the parties thereto (except the validity of the Exchange Guarantee to be issued by eRad).  As to all questions of fact, we have relied, to the extent we deem proper, upon the representations and warranties of the Company and the Guarantors, certificates or comparable documents of officers of the Company and the Guarantors and certificates of public officials.

Our opinion set forth herein is based on our consideration of only those statutes, rules, regulations and judicial decisions that, in our experience, are normally applicable to, or normally relevant in connection with, transactions of the type contemplated in the Transaction Documents, but without having made any special investigation as to the applicability of any specific law, rule or regulation.

The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

a)
We have assumed that the execution and delivery by the Company and the Guarantors of each of the Transaction Documents and the performance by the Company and the Guarantors of the obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or the Guarantors or any of their respective properties is subject;

b)
We do not express any opinion as to (i) the compliance or noncompliance of any party to the Transaction Documents with any state, federal or other laws or regulations applicable to it or them or (ii) provisions related to releases or waivers of legal or equitable rights, discharges of defenses, or reimbursement or indemnification in circumstances in which the person seeking reimbursement or indemnification has breached its duties under the applicable Transaction Document, or otherwise, or itself has been negligent, or which violate public policy; and

Radnet Management, Inc. January 10, 2011 Page 3

c)
We have assumed the Commission will have declared the Registration Statement to be effective under the Securities Act, and such effectiveness under the Securities Act will not have been terminated or rescinded.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the execution and delivery by eRad of the Notation of Guarantee, in the form examined by us, and the performance by eRad of its Exchange Guarantee have been duly authorized by all necessary corporate action by eRad and (ii) the Notation of Guarantee of eRad, when duly and validly executed and delivered by or on behalf of eRad in accordance with the terms of the Indenture and as contemplated in the Registration Statement and duly authenticated by the Trustee, will constitute a valid and binding obligation of eRad.

Our opinion set forth above is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally or debtor’s obligations generally, (ii) any fraudulent transfer, preference or similar law, (iii) principals of equity (whether considered in a proceeding in equity or at law) and (iv) an implied covenant of good faith and fair dealing.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In granting such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

The opinion expressed herein is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, any Exchange Notes, Exchange Guarantees, the Indenture, the Supplemental Indentures or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than eRad may have under or in respect of the Exchange Notes, the Exchange Guarantees, the Indenture or the Supplemental Indentures, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

Very truly yours,

/s/ Dechert LLP